Exhibit 10.2
NACCO INDUSTRIES, INC.
UNFUNDED BENEFIT PLAN FOR TERMINATED NMHG EMPLOYEES
     NACCO Industries, Inc. (the “Company”) does hereby adopt the NACCO Industries, Inc. Unfunded Benefit Plan for Terminated NMHG Employees on the terms and conditions described hereinafter, effective April 24, 2009:
     The Plan was spun-off from, and is a successor in interest to, the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (the “Prior Plan”), which was frozen effective December 31, 2007.
ARTICLE I — PREFACE
     Section 1.1. Effective Date. The effective date of this Plan is April 24, 2009
     Section 1.2. Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of North Carolina, except where preempted by federal law.
     Section 1.3. Gender and Number. For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
     Section 1.4. Application of Code Section 409A As a result of the changes to the payment provisions of the Prior Plan in accordance with the Code Section 409A transitional rules, none of the Accounts are “grandfathered” under Code Section 409A. It is intended that the compensation arrangements under the Plan be in full compliance with the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Company does not guarantee to Participants or Beneficiaries any particular tax result with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.
     Section 1.5. Benefit Freeze/Plan Termination. All Excess Retirement Benefits under the Plan were frozen as of the earlier of December 31, 2007 or the date the Participant incurred a Termination of Employment; provided, however, that earnings shall continue to be credited on all Accounts after such date, as specified in the Plan. The Plan shall automatically terminate in 2009 when the last Participant receives a payment of his entire Account hereunder.
ARTICLE II — DEFINITIONS
     Except as otherwise provided in this Plan, terms defined in the Profit Sharing Plan as it may be amended from time to time shall have the same meanings when used herein, unless a different meaning is clearly required by the context of this Plan. In addition, the following words and phrases shall have the following respective meanings for purposes of this Plan:
     Section 2.1. Account shall mean the record maintained by the Company or its delegate in accordance with Section 4.1 as the sum of the Participant’s Excess Retirement Benefits hereunder.
     Section 2.2. Beneficiary shall mean the person or persons designated by the Participant as his Beneficiary under this Plan, in accordance with the provisions of Article VIII hereof.
     Section 2.3. Company shall mean NACCO Industries, Inc.
     Section 2.4. Excess Retirement Benefit or Benefit shall mean a Participant’s Account balance as of April 24, 2009, plus interest.

     Section 2.5. Fixed Income Fund shall mean the Vanguard Retirement Savings Trust IV investment fund under the Profit Sharing Plan or any equivalent fixed income fund thereunder which is designated by the NACCO Industries, Inc. Retirement Funds Investment Committee as the successor thereto.
     Section 2.6. Key Employee. Effective as of April 1, 2008, a Participant shall be classified as a Key Employee if he meets the following requirements:
(a)	The Participant, with respect to the Participant’s relationship with the Company and the Controlled Group Members. met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5)) and the Treasury Regulations issued thereunder at any time during the 12-month period ending on the most recent Identification Date (defined below) and his Termination of Employment occurs during the 12-month period beginning on the most recent Effective Date (defined below). When applying the provisions of Code Section 416(i)(1)(A)(i), (ii) or (iii) for this purpose: (i) the definition of “compensation” (A) shall be as defined in Treasury Regulation Section 1.415(c)-2(d)(4) (i.e., the wages and other compensation for which the Employer is required to furnish the Employee with a Form W-2 under Code Sections 6041, 6051 and 6052, plus amounts deferred at the election of the Employee under Code Sections 125, 132(f)(4) or 401(k)) and (B) shall apply the rule of Treasury Regulation Section 1.415-2(g)(5)(ii) which excludes compensation of non-resident alien employees and (ii) the number of officers described in Code Section 416(i)(1)(A)(i) shall be 60 instead of 50.

(b)	The Identification Date for Key Employees is each December 31st and the Effective Date is the following April 1st. As such, any Employee who is classified as a Key Employee as of December 31st of a particular Plan Year shall maintain such classification for the 12-month period commencing on the following April 1st.

(c)	Notwithstanding the foregoing, a Participant shall not be classified as a Key Employee unless the stock of NACCO Industries, Inc. (or a related entity) is publicly traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.
     Section 2.7. Participant. Any person with an Account balance hereunder.
     Section 2.8. Plan shall mean the NACCO Industries, Inc. Unfunded Benefit Plan for Terminated NMHG Employees, as herein set forth or as duly amended.
     Section 2.9. Plan Administrator shall mean the Administrative Committee of the Profit Sharing Plan.
     Section 2.10. Plan Year shall mean the calendar year.
     Section 2.11. Profit Sharing Plan shall mean the NACCO Materials Handling Group, Inc. Profit Sharing Retirement Plan or any successor thereto.
     Section 2.12. Termination of Employment means, with respect to any Participant’s relationship with the Company and the Controlled Group Members, a separation from service as defined in Code Section 409A (and the regulations or other guidance issued thereunder).
     Section 2.13. Valuation Date shall mean the last day of each calendar quarter and any other date chosen by the Plan Administrator.

ARTICLE III — EXCESS RETIREMENT BENEFITS — CALCULATION OF AMOUNT
     Section 3.1. Frozen Benefits. The Accounts of the Participants contain amounts that were credited to their Accounts under the Prior Plan prior to the earlier of December 31, 2007 or their Termination of Employment. No additional amounts (other than earnings) shall be credited to these Accounts.
ARTICLE IV — ACCOUNTS
     Section 4.1. Participants’ Accounts. The Company (or its delegate) shall establish and maintain on its books an Account for each Participant which shall contain the following entries:
(a)	Credits to the Accounts for the amounts earned under the Prior Plan;

(b)	Credits to Accounts for the earnings described in Article V; and

(c)	Debits for any distributions made from the Accounts.
ARTICLE V — EARNINGS
     Section 5.1. Earnings.
          (a) Except as otherwise described in the Plan, at the end of each calendar month during a Plan Year through the end of the month prior to the payment date, the Accounts of all Participants shall be credited with an amount determined by multiplying such Participant’s Account balance during such month by the blended rate earned during the prior month by the Fixed Income Fund.
          (b) The Company’s Compensation Committee may change (but, for periods prior to the last day of the month prior to the payment date, may not suspend) the earnings rate credited on Accounts under the Plan at any time.
          (c) Notwithstanding any provision of the Plan to the contrary, in no event will earnings on Accounts for a Plan Year be credited at a rate which exceeds 14%.
ARTICLE VI — VESTING
     Section 6.1. Vesting. A Participant shall always be 100% vested in all amounts credited to his Account hereunder.
ARTICLE VII — TIME AND FORM OF PAYMENT TO PARTICIPANTS
     Section 7.1. Time and Form of Payment. The amounts allocated to the Account of a Participant shall automatically be paid in a single lump sum payment during the period from January 1, 2009 through April 30, 2009. Notwithstanding the foregoing, if such a Participant was in pay status on December 31, 2007, such Participant shall receive his normally scheduled installment payment at the appropriate time during 2008 (determined in accordance with the terms of the Prior Plan and his payment election, as applicable), with each such installment payment being classified as a single payment for purposes of Code Section 409A. To the extent required by applicable law, the Company (or its delegate) shall withhold from the Excess Retirement Benefits hereunder any income, employment or other taxes required to be withheld therefrom by any governmental agency.

     Section 7.2. Other Payment Rules and Restrictions.
(a)	Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that the Company reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Company reasonably anticipates that making the payment will not cause such violation.

(b)	Delayed Payments due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, the Company shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Company to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Company are sufficient to make the payment without jeopardizing the going concern status of the Company.

(c)	Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions to Key Employees made on account of a Termination of Employment may not be made before the 1st day of the seventh month following such Termination of Employment (or, if earlier, the date of death) except for payments made on account of (i) a QDRO (as specified in Section 9.5), (ii) a conflict of interest or (iii) the payment of FICA taxes (as specified in Subsection (e) below). Any amounts that are otherwise payable to the Key Employee during the 6-month period following his Termination of Employment shall be accumulated and paid in a lump sum make-up payment within 30 days following the 1st day of the 7th month following Termination of Employment.

(d)	Time of Payment/Processing. Except as described in Section 7.2(c), all payments under the Plan shall be made on, or within 90 days of, the specified payment date.

(e)	Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury Regulations issued thereunder, payments of Post-2004 Sub-Accounts hereunder may be accelerated (i) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements or (ii) to the extent necessary to pay the FICA taxes imposed on benefits hereunder under Code Section 3101, and the income withholding taxes related thereto. Payments may also be accelerated if the Plan (or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A.
ARTICLE VIII — BENEFICIARIES
     Section 8.1. Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with the Plan Administrator prior to the Participant’s death.
     Section 8.2. Distributions to Beneficiaries.
          (a) Amount of Benefits. Excess Retirement Benefits payable to a Participant’s Beneficiary under this Plan shall be equal to the balance in the Account of such Participant on the Valuation Date preceding the date of the distribution of the Account to the Beneficiary.

          (b) Time of Payment. Excess Retirement Benefits that are credited to the Account of a Participant as of his date of death shall be payable to the Participant’s Beneficiary in accordance with the rules described in Article VII.
          (c) Form of Payment. All Benefits payable to a Beneficiary hereunder shall be paid in the form of a lump sum payment.
ARTICLE IX — MISCELLANEOUS
     Section 9.1. Liability of Company. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between the Company and any Participant, Beneficiary or any other person.
     Section 9.2. Limitation on Rights of Participants and Beneficiaries — No Lien. This Plan is designed to be an unfunded, nonqualified plan. Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of the Company. The Company shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Company for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company prior to the time that such assets are paid to the Participant or Beneficiary as provided herein. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company. The amount standing to the credit of any Participant’s Account is purely notional and affects only the calculation of benefits payable to or in respect of him. It does not give the Participant any right or entitlement (whether legal, equitable or otherwise) to any particular assets held for the purposes of the Plan or otherwise.
     Section 9.3. Payment to Guardian. If a Benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such Benefit.
     Section 9.4. Assignment.
          (a) Subject to Subsection (b), no right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
          (b) Notwithstanding the foregoing, the Plan Administrator shall honor a qualified domestic relations order (“QDRO”) from a state domestic relations court which requires the payment of all or a part of a Participant’s or Beneficiary’s vested interest under this Plan to an “alternate payee” as defined in Code Section 414(p).
     Section 9.5. Severability. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
     Section 9.6. Effect on other Benefits. Benefits payable to or with respect to a Participant under the Profit Sharing Plan or any other Company sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under this Plan.

ARTICLE X — ADMINISTRATION OF PLAN
     Section 10.1. Administration.
          (a) In General. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to Benefits hereunder and, if so, the amount and duration of such Benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Sections 10.3 and 10.4 hereof.
          (b) Delegation of Duties. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Benefits, to a named administrator or administrators.
     Section 10.2. Regulations. The Plan Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Sections 10.3 and 10.4 hereof, be final and binding on all persons.
     Section 10.3. Claims Procedures.
          (a) The Plan Administrator shall determine the rights of any person to any Benefits hereunder. Any person who believes that he has not received the Benefits to which he is entitled under the Plan must file a claim in writing with the Plan Administrator. The Plan Administrator shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing.
          (b) A written denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include: (i) the specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure and the time limits applicable thereto (including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review).
          (c) A claimant whose claim is denied (or his duly authorized representative) who wants to contest that decision must file with the Plan Administrator a written request for a review of such claim within 60 days after receipt of denial of a claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his claim. If such an appeal is so filed within such 60 day period, the Compensation Committee (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. For this purpose, the Compensation Committee (or its delegate) shall have the same power to interpret the Plan and make findings of fact thereunder as is given to the Plan Administrator under Section 10.1(a) above.
          (d) The Compensation Committee (or its delegate) shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and, to the extent permitted by law, shall be final and binding on all interested persons. In addition, the notice of adverse determination shall also include statements that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     Section 10.4. Revocability of Action/Recovery. Any action taken by the Plan Administrator or the Compensation Committee (or its delegate) a with respect to the rights or benefits under the Plan of any person shall be revocable as to payments not yet made to such person. In addition, the acceptance of any Benefits under the Plan constitutes acceptance of and agreement to the Plan making any appropriate adjustments in future payments to any person (or to recover from such person) any excess payment or underpayment previously made to him.
     Section 10.5. Amendment. The Company (with the approval or ratification of the Compensation Committee) may at any time prospectively or retroactively amend any or all of the provisions of this Plan for any reason whatsoever, except that, without the prior written consent of the affected Participant, no such amendment may (a) reduce the amount of any Participant’s vested Benefit as of the date of such amendment, (b) suspend the crediting of earnings on the balance of a Participant’s Account, until the last day of the month prior to the payment date of such Account or (c) alter the time of payment provisions described in Article VII of the Plan, except for any amendments that are required to bring such provisions into compliance with the requirements of Code Section 409A or that accelerate the time of payment in a manner permitted by Code Section 409A. Any amendment shall be in the form of a written instrument executed by an officer of the Company. Subject to the foregoing provisions of this Section, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.
     EXECUTED, this 24th day of April, 2009.

NACCO INDUSTRIES, INC.
By:	/s/ Suzanne Schultz Taylor
	Title:	Associate General Counsel and Assistant Secretary